Exhibit 4.8

DYNAVAX TECHNOLOGIES CORPORATION

WARRANT TO PURCHASE COMMON STOCK

No. CW-{Warrant No.}	April 16, 2010

Void After April 16, 2015

THIS CERTIFIES THAT, for value received, {SHAREHOLDER}, [an individual], [with its principal office][residing] at {Address, City, State Zip}, or [its][his or her] assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from DYNAVAX TECHNOLOGIES CORPORATION, a Delaware corporation, with its principal office at 2929 Seventh Street, Suite 100, Berkeley, CA 94710-2753 (the “Company”) [Number] ({Warrant Allocation}) shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), subject to adjustment as provided herein.

1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

1.1. “Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which commercial banks in New York City are open for the general transaction of business.

1.2. “Common Stock” shall mean shares of Dynavax Technologies Corporation Common Stock, par value $0.001, and any class or series of capital stock of the Company into which such Common Stock may be reclassified after the date hereof.

1.3. “Corporate Transaction” shall mean any transaction or series of transactions in which the Company (i) consolidates or merges with or into (whether or not the Company is the surviving corporation) another entity, (ii) sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of the assets of the Company to another entity, or (iii) allows another entity or individual to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the party who is associated or affiliated with the party conducting such purchase, tender or exchange offer), or (iv) consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or similar arrangement) with another entity pursuant to which such entity acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the party who is associated or affiliated with the party executing such stock purchase agreement or other business combination), (v) reorganizes, recapitalizes or reclassifies its Common Stock, or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate voting power represented by issued and outstanding Common Stock.

1.4. “Exercise Period” shall mean the period commencing on April 16, 2010 and ending on April 16, 2015, except as otherwise provided below.

1.5. “Exercise Price” shall mean $1.50 per share, subject to adjustment pursuant to Section 4 below.

1.6. “Exercise Shares” shall mean the outstanding and unexercised shares of Common Stock issuable upon exercise of this Warrant from time to time, subject to adjustment pursuant to the terms herein, including but not limited to adjustment pursuant to Sections 4, 6 and 7 below.

1.7. “Successor Entity” means the entity formed by, resulting from or surviving any Corporate Transaction.

2. EXERCISE OF WARRANT.

2.1. The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Holder (together with such Holder’s affiliates) would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 2.1 may not be waived. The provisions of this Section 2.1 shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained.

2.2. Generally. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth above (or at such other address as it may designate pursuant to Section 11 hereof):

(a) an executed Notice of Exercise in the form attached hereto;

(b) payment of the Exercise Price of the shares thereby subscribed for by means of any of the following:

(i) wire transfer;

(ii) cashier’s check drawn on a U.S. bank made out to the Company; or

(iii) a cashless exercise pursuant to Section 2.3; and

(c) this Warrant.

Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Exercise Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, shall be issued and delivered to the Holder as soon as practicable, but in no event later than three (3) Business Days, after the date of exercise pursuant to this Section 2.2. The Company shall, upon request of the Holder, if available and if allowed under applicable securities laws, use commercially reasonable efforts to deliver Exercise Shares electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, or if requested by the Holder, certificates evidencing the Exercise Shares shall be delivered to the Holder or its nominee. If this Warrant shall have been exercised in part, at the time of delivery of the Exercise Shares, the Company shall deliver to the Holder a new warrant evidencing the rights of the Holder to purchase the unexercised Exercise Shares remaining under this Warrant, which new warrant shall in all other respects be identical to this Warrant.

If (1) a certificate representing the Exercise Shares is not delivered to the Holder within three (3) Business Days of the due exercise of this Warrant by the Holder and (2) prior to the time such certificate is received by the Holder, the Holder, or any third party on behalf of the Holder or for the Holder’s account, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares represented by such certificate (a “Buy-In”), then the Company shall pay in cash to the Holder (for costs incurred either directly by such Holder or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such Holder as a result of the sale to which such Buy-In relates. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

The person in whose name any Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which the Notice of Exercise, this Warrant and payment of the Exercise Price and all taxes required to be paid by the Holder, if any, were made, irrespective of the date of delivery of any certificate or certificates evidencing the Exercise Shares, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of the Exercise Shares at the close of business on the next business day on which the stock transfer books are open.

2.3. Cashless Exercise. Any time on or after the six-month anniversary of the original issuance of this Warrant, the Holder may exercise the Warrant pursuant to Section 2.2(b)(iii) and receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by delivery and notice of cashless exercise in accordance with Section 2.2, in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

	X =	Y (A-B) A

Where	X =	the number of shares of Common Stock to be issued to the Holder

	Y =	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

	A =	the fair market value of one share of Common Stock (at the date of such calculation)

	B =	Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one share of Common Stock shall equal the average closing price of the Common Stock, as reported by the NASDAQ Capital Market, or other national exchange that is then the primary exchange on which the Common Stock is listed, on the Business Day immediately preceding the date on which the Holder delivers to the Company the Warrant and an executed Notice of Exercise in the form attached hereto. If the Common Stock is not quoted on the NASDAQ Capital Market, or listed on another national exchange, the fair market value of one share of Common Stock shall be determined by the Company’s Board of Directors in good faith.

2.4. Charges, Taxes and Expenses. Issuance of the Exercise Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of any electronic or paper certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event Exercise Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

3. COVENANTS OF THE COMPANY.

3.1. No Impairment. Except and to the extent as waived or consented to by the Holder, the Company shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

3.2. Notices of Record Date. If at any time:

(a) the Company shall take a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right (other than with respect to any equity or equity equivalent security issued pursuant to a rights plan adopted by the Company’s Board of Directors);

(b) there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company; or

(c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give to the Holder, at least ten (10) days prior, written notice of the record date for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, recapitalization, consolidation, merger, sale, transfer, disposition, dissolution, liquidation or winding up of the Company. Any notice provided hereunder shall specify the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and the then current estimated date for the closing of the transaction contemplated by any proposed reorganization, reclassification, recapitalization, consolidation, merger, sale, transfer, disposition, dissolution, liquidation or winding up of the Company.

4. CHANGES IN COMMON STOCK. In the event of changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations or the like, the number and class of shares available under this Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of this Warrant, on exercise for the same aggregate Exercise Price, the total number, class and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. The form of this Warrant need not be changed because of any adjustment in the number of Exercise Shares subject to this Warrant pursuant to this Section 4.

5. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant, including as a consequence of any adjustment pursuant hereto. If the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction, a sum in cash equal to the product resulting from multiplying the fair market value of an Exercise Share (determined as provided in Section 2.3 hereof) by such fraction.

6. CORPORATE TRANSACTIONS. If the Company enters into a Corporate Transaction, the Company shall cause the Successor Entity to assume this Warrant in accordance with the provisions of this Section 6, including agreements to deliver to each Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the shares of Common Stock reflected by the terms of such Corporate Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Corporate Transaction, and satisfactory to the Holder. Upon the occurrence of any Corporate Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Corporate Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Corporate Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock, the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Corporate, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) subject to purchase upon the exercise of the Warrant prior to such Corporate Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the closing of such Corporate Transaction had the Warrant been exercised immediately prior to such Corporate Transaction. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Corporate Transaction, then the Holder shall be given the same choice as to the consideration it receives upon any exercise of this Warrant following such Corporate Transaction. The provisions of this Section 6 shall apply similarly and equally to successive Corporate Transactions and shall be applied without regard to any limitations on the exercise of this Warrant.

7. NOTICE OF ADJUSTMENT. Whenever the number of Exercise Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as herein provided, the Company shall give notice thereof to the Holder at the address of such Holder appearing on the books of the Company, which notice shall state the number of Exercise Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Exercise Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

8. NO STOCKHOLDER RIGHTS. This Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof. Upon the exercise of this Warrant in accordance with Section 2, the Exercise Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the date of such exercise.

9. TRANSFER OF WARRANT. Subject to applicable laws, this Warrant and all rights hereunder are transferable by the Holder, in person or by duly authorized attorney, upon delivery of this Warrant, the Assignment Form attached hereto and funds sufficient to pay any transfer taxes payable upon the making of such transfer, to any transferee designated by the Holder. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Exercise Shares without having a new Warrant issued.

10. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed.

11. NOTICES, ETC. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted to be given hereto shall be in writing and shall be deemed given only if delivered to the applicable party personally or sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 11), by next Business Day delivery by a nationally recognized courier service, or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at such address as the Company or the Holder may designate by ten (10) days advance written notice to the other party hereto.

12. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

13. GOVERNING LAW. This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of the State of New York.

14. SATURDAYS, SUNDAYS, HOLIDAYS, ETC. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

15. AMENDMENT. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

16. SUCCESSORS AND ASSIGNS. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of the Holder.

17. HEADINGS. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of April 16, 2010.

DYNAVAX TECHNOLOGIES CORPORATION

By:
Title:

NOTICE OF EXERCISE

TO:	DYNAVAX TECHNOLOGIES CORPORATION

ATTN:	CHIEF FINANCIAL OFFICER

(1) The undersigned hereby elects to purchase                      shares of Common Stock of DYNAVAX TECHNOLOGIES CORPORATION (the “Company”) pursuant to the terms of the attached Warrant dated April 16, 2010, as follows:

                     shares pursuant to the terms of the cashless exercise provisions set forth in Section 2.3, and shall tender payment of all applicable transfer taxes, if any.

(2) Please issue said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Date)	(Signature)

(Print Name)

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)
Address:
(Please Print)

Dated:                     , 20

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.